Exhibit 5.1

October 25, 2019

OpGen, Inc. 708 Quince Orchard Road Suite 205 Gaithersburg, Maryland 20878

RE: OpGen, Inc. Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to OpGen, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-233775) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on September 16, 2019, as amended on October 15, 2019 and October 17, 2019, with respect to the offer and sale of (i) 2,590,170 firm units (the “Units”), each Unit consisting of one share of Common Stock of the Company, $0.01 par value per share (the “Common Stock”) and one warrant to purchase one share of Common Stock (each, a “Common Warrant” and collectively, the “Common Warrants”), (ii) 2,109,830 pre-funded units (the “Firm Pre-Funded Units”), the “Pre-Funded Units”), each Pre-Funded Unit consisting of one pre-funded warrant to purchase one share of Common Stock (each a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”) and one Common Warrant, (iii) up to 705,000 shares of Common Stock and/or Common Warrants subject to an over-allotment option granted to the Underwriter (the “Option Securities”), and (iv) warrants to purchase 235,000 shares of Common Stock, or 270,250 shares of Common Stock if the Underwriter exercises its over-allotment option in full (the “HCW Warrants”), to be issued to H.C. Wainwright & Co., LLC (the “Underwriter”) as compensation for its services pursuant to that certain Underwriting Agreement, dated October 23, 2019, by and between the Company and the Underwriter (the “Underwriting Agreement”). The HCW Warrants, the Common Warrants included in the Option Securities, the Common Warrants and the Pre-Funded Warrants are collectively referred to herein as the “Warrants,” and the Units, Pre-Funded Units, the shares of Common Stock included in the Units, the shares of Common Stock included in the Option Securities, the shares of Common Stock underlying the HCW Warrants, the shares of Common Stock underlying the Common Warrants and the shares of Common Stock underlying the Pre-Funded Warrants are collectively referred to herein as the “Securities.”

OpGen, Inc.

October 25, 2019

The Securities are to be sold by the Company pursuant to a prospectus to be filed with the Registration Statement (the “Prospectus”), the Warrants and the Underwriting Agreement.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company together with all amendments thereto; (ii) the Certificate of Correction to the Amended and Restated Certificate of Incorporation; (iii) the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock; (iv) the Amended and Restated Bylaws of the Company; (v) the Registration Statement and the exhibits thereto; (vi) the Prospectus; (vii) the Underwriting Agreement; (viii) such other corporate records, agreements, documents and instruments; and (ix) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that (i) the Securities are or will be, upon issuance, duly authorized, and, when issued and sold in accordance with the terms and conditions of the Underwriting Agreement, the Warrants and the Prospectus, as applicable, will be validly issued, fully paid and non-assessable and (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof, the Warrants, when issued and sold as contemplated in the Underwriting Agreement, the Registration Statement and the Prospectus in exchange for the requisite payment therefor, will be valid and legally binding obligations of the Company.

Our opinion is limited to the laws of the State of Delaware, the laws of the State of New York and the United States federal laws, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Prospectus under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP